Exhibit 10.1
June 22, 2009
Dr. Tim Stenzel
1700 Hog Hollow Road
Dripping Springs, TX 78620
Dear Tim:
We are pleased to extend the following offer of employment to you:

Title:	Chief Scientific Officer

Reporting to:	Doug Bryant, President & CEO

Compensation:	$285,000 annually

Annual Bonus:	You will participate in the bonus plan with a target bonus of 40% at achievement of plan, consistent with our SVP level executives.

Equity:	You will receive equity equal to $325,000 in total value with half of such value awarded in the form of non-qualified stock options (vesting over four years with 50% vesting on the second anniversary of the grant date and annually thereafter) and half of such value in the form of time-based restricted stock (cliff vesting at the end of four years). The purchase price will be the closing NASDAQ market price of Quidel’s stock on your actual start date.

Vacation Benefit:	You will receive four weeks of vacation per year, accrued from your anniversary date.

Relocation/ Inducement Bonus:	You will receive $100,000 (net), payable as a lump sum in the first ten days of employment. In addition, Quidel will pay for up to 90 days of temporary housing and will put you in touch with Relocation Coordinates for assistance with your move.

Change in Control Agreement:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re:
Change in Control.

Start Date:	TBD
In addition to the above, as a Quidel employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment. A summary of these benefits is provided in the enclosed materials. Details of these benefit plans will be provided to you upon your employment.
As a condition of employment with Quidel Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) within the first three days of employment, you must provide documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States; and (3) read, sign and return one copy of page 5 of the enclosed Employee Code of Conduct.

Dr. Tim Stenzel
Offer Letter

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check. Our vendor will be in contact with you to set up your drug screen appointment, which must be completed as soon as reasonably possible.
Quidel Corporation is an at-will employer. This means that you have the right to terminate your employment with Quidel at any time, for any reason, with or without notice. Similarly, Quidel has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Quidel’s President.
If you should voluntarily leave the company within two years of beginning work, or two years of receiving relocation assistance, whichever is later, you will be required to repay a prorated portion of all relocation expenses covered by Quidel. You must make this repayment within 30 days of providing notice of your resignation.
This offer expires seven days from the date of this letter. Please indicate your acceptance of our offer by signing below and returning a copy of this letter to Human Resources as soon as possible.
Tim, on behalf of senior management, we are looking forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of Quidel Corporation.
Sincerely,
/s/ Phyllis Huckabee
Phyllis Huckabee
Vice President, Human Resources

cc:	Doug Bryant Human Resources
Enclosures
I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Quidel’s President.

/s/ Tim Stenzel	July 6, 2009

Signature	Date